Exhibit 99.1

CMS ENERGY AND CMS ELECTRIC AND GAS ENTER INTO AGREEMENT TO SELL CMS ENERGY BRASIL FOR $211.1
MILLION

JACKSON, Mich., April 12, 2007 – CMS Energy and CMS Electric and Gas have entered into an agreement to sell CMS Energy Brasil S.A., the holding company for a group of Brazilian electric distribution companies, and related assets for $211.1 million.

CMS Energy and CMS Electric and Gas, a subsidiary of CMS Energy, reached the agreement with CPFL Energia S.A., a Brazilian utility. The sale is subject to approval by the Brazilian national regulatory agency, Agencia Nacional de Energia Eletrica (ANEEL).

The sale is expected to close by the end of the second quarter. Proceeds from the sale will be used to reduce debt at CMS Energy and invest in CMS Energy’s Michigan utility, Consumers Energy.

J.P. Morgan Securities Inc. served as financial advisor to CMS Energy for the transaction.

CMS Energy Brasil provides electric service to about 172,000 customers, primarily in the state of Sao Paulo. CMS Energy purchased a controlling interest in CMS Energy Brasil in 1999. It is CMS Enterprises’ sole business in Brazil.

CMS Energy is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “Forward-Looking Statements and Risk Factors” found in the Management Discussion and Analysis sections of CMS Energy’s and Consumers Energy’s Forms 10-K for the quarter ended Dec. 31, 2006 (CMS Energy’s and Consumers Energy’s “Forward-Looking Statements and Risk Factors” sections are both incorporated herein by reference), that discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.

For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590